Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard • Lascar Associates
Ken Dennard | ken@dennardlascar.com
Jenny Zhou | jzhou@dennardlascar.com
713-529-6600

Main Street Announces First Quarter 2015 Regular Monthly Dividends

Regular Monthly Dividends of $0.17 per Share for each of January, February and March 2015 Represent a 3% Increase Compared to First Quarter 2014

HOUSTON, November 6, 2014 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that its Board of Directors declared regular monthly dividends of $0.17 per share for each of January, February and March 2015.  These monthly dividends, which will be payable pursuant to the table below, total $0.51 per share for the first quarter of 2015 and represent a 3% increase from the monthly dividends declared for the first quarter of 2014.  Since its October 2007 initial public offering, Main Street has periodically increased the amount of its regular monthly dividends paid per share, and has never reduced its regular monthly dividend amount per share.  Including the regular monthly dividends declared for the fourth quarter of 2014 and the first quarter of 2015 and the semi-annual supplemental dividend payable in December 2014, Main Street will have paid $13.74 per share in cumulative dividends since its October 2007 initial public offering.

Summary of First Quarter 2015 Regular Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
11/5/2014	12/29/2014	12/31/2014	1/15/2015	$0.17
11/5/2014	1/16/2015	1/21/2015	2/13/2015	$0.17
11/5/2014	2/18/2015	2/20/2015	3/16/2015	$0.17
		Total for First Quarter 2015:		$0.51

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at taxable subsidiaries, and (iv) the amount of undistributed taxable income (“spillover income,” or taxable income in excess of dividends paid) carried over from a given year for distribution in the following year. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.  The final tax attributes for 2014 and 2015 dividends are currently expected to include ordinary taxable income, capital gains and qualified dividends.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Main Street’s transfer agent and registrar, American Stock Transfer and Trust Company, or certain brokerage firms that have elected to participate in Main Street’s DRIP. Under the DRIP, if Main Street declares a dividend, registered stockholders (or stockholders holding shares through participating brokerage firms) who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Main Street common stock.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the potential tax attributes for 2014 and 2015 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statements now or in the future.

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